EXHIBIT 99.1


                               FOR IMMEDIATE RELEASE


                    NIKE, INC. ANNOUNCES TWO-FOR-ONE STOCK SPLIT
                               AND DECLARES DIVIDEND



BEAVERTON, Ore. (February 15, 2007) - NIKE, Inc. (NYSE:NKE) announced today that its Board of Directors approved a two-for-one split of both NIKE Class A and Class B Common shares. The stock split will be in the form of a 100 percent stock dividend payable on April 2, 2007 to shareholders of record at the close of business March 12, 2007.

Upon completion of the split, the outstanding shares of NIKE Class A and Class B common stock will increase to approximately 118 million and 387 million, respectively. The Company expects its common stock to begin trading at the split-adjusted price on April 3, 2007.

Over the past five years, Nike's stock has appreciated more than 70 percent and the Company has returned close to $4 billion to shareholders via dividends and share repurchases. In addition, from fiscal 2001 to fiscal 2006, Nike grew revenue and earnings per share at compounded annual rates of 10 percent and 20 percent, respectively. In the past year, the Company increased its dividend 19 percent and is presently executing a $3 billion share repurchase program.

Mark Parker, Nike, Inc. President and Chief Executive Officer said, "Nike has a consistent track record of delivering value to our shareholders. Our goal is to grow revenues to $23 billion by fiscal 2011. We'll get there with growth across our portfolio of brands, led by the strength of the Nike brand. We'll also continue to operate with discipline as we drive toward our long-range target of mid-teens earnings per share growth. I've never been more confident and excited about our future growth opportunities."*

In addition, the Board of Directors declared a quarterly cash dividend in the amount of thirty-seven cents ($0.37) per share, on a pre-split basis, on the Company's outstanding Class A and Class B Common Stock. The dividend is payable on April 2, 2007 to NIKE, Inc.'s shareholders of record at the close of business March 12, 2007.

FOR FURTHER INFORMATION:

            Investor Contact:	                    Media Contact:
            Pamela Catlett                       Alan Marks
            (503) 671-4589                       (503) 532-1405


NIKE, Inc. based near Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; NIKE Bauer Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K